Exhibit 2.2

PLAN OF CONVERSION

This Plan of Conversion (this “Plan of Conversion”) of Clip Interactive, LLC, a Colorado limited liability company (the “LLC”), is made and entered into effective as of October __, 2020, in accordance with the terms of the LLC’s Fourth Amended and Restated Limited Liability Company Operating Agreement, dated as of October 19, 2018, as amended (the “LLC Agreement”), the Colorado Limited Liability Company Act and the Delaware General Corporation Law. Capitalized terms used but not otherwise defined in this Plan of Conversion have the meanings ascribed to such terms in the LLC Agreement.

RECITALS

A. The LLC was formed under the name Clip Interactive, LLC on January 14, 2012 by the filing of a certificate of formation with the Secretary of State of the State of Colorado. Under the terms of the LLC Agreement, the LLC is managed by its board of managers (the “Board”).

B. A conversion of a Colorado limited liability company into a Delaware corporation may be made under Section 265 of the Delaware General Corporation Law and Section 7-90-201 of the Colorado Corporations and Associations Act.

C. Section 9.1.9 of the LLC Agreement provides that upon the effective date of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (as amended) covering the offer and sale of common shares for the account of the LLC in which the gross cash proceeds to the LLC (before underwriting discounts, commissions and fees) are at least $2,000,000 (a “Qualified IPO”) all outstanding Preferred Shares of the LLC shall automatically convert into common shares of the LLC on a one-for-one basis (the “Automatic Share Conversion”).

D. Section 3.10 of the LLC Agreement provides that upon the approval of (x) the Board and (y) the holders of a majority of (i) the LLC’s outstanding shares and (ii) the LLC’s outstanding Series F Preferred shares (together, the “Required Holders”), the LLC may convert into the corporate form of organization (whether organized under the laws of the State of Colorado or any other state).

E. The LLC has filed a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission for an initial public offering (the “IPO”) of the LLC’s common shares. The proposed terms of the IPO would constitute a Qualified IPO. The proposed terms of the IPO contemplate that the LLC would convert into a Delaware corporation (the “Conversion”).

F. The Conversion is intended to facilitate the LLC’s IPO.

G. The Board and the Required Holders have approved (i) the Conversion, and (ii) the terms of this Plan of Conversion.

NOW, THEREFORE, the LLC does hereby adopt this Plan of Conversion to effectuate the Conversion as follows:

1. Terms and Conditions of Conversion.

(a) The name of the converting entity is Clip Interactive, LLC, which is a Colorado limited liability company. The name of the converted entity is Auddia Inc. (the “Corporation”), which will be a Delaware corporation.

(b) The Conversion shall become effective at the time specified (the “Effective Time”) in the Certificate and Statement of Conversion filed with (x) the Secretary of State of the State of Delaware and (y) the Secretary of State of the State of Colorado, in substantially the form attached hereto as Exhibit A.

(c) At the Effective Time, the LLC shall continue its existence in the organizational form of a Delaware corporation. All of the rights, privileges and powers of the LLC and all property and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation. All actions and resolutions of the Board and the Members, as applicable, taken or adopted from the inception of the LLC prior to the Effective Time shall continue in full force and effect as if the Corporation’s Board of Directors and the stockholders, respectively, had taken such actions and adopted such resolutions. All rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation in its capacity as a Delaware corporation.

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(d) At the Effective Time, each outstanding Preferred Share of the LLC (whether Series A, Series B, Series C or Series F) and each outstanding Common Share of the LLC shall be automatically converted into shares of common stock of the Corporation, par value $0.001 (the “Common Stock”), as provided in Section 3 below, with such shares of Common Stock having the respective rights, preferences and privileges set forth in the Certificate of Incorporation (as defined below).

(e) At the Effective Time, the LLC Agreement shall be terminated and of no further force or effect, and no party shall have any further rights, duties or obligations pursuant to the LLC Agreement, except that Article 7 of the LLC Agreement (relating to Liability; Indemnification) shall survive. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement.

2. Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time, a Certificate of Incorporation of the Corporation shall be filed with the Secretary of State of the State of Delaware in substantially in the form attached hereto as Exhibit B (the “Certificate of Incorporation”). From and after the Effective Time, the LLC Agreement shall terminate and no longer govern the affairs of the Corporation, but instead the affairs of the Corporation shall be conducted under the bylaws of the Corporation, substantially in the form of Exhibit C attached hereto, and the Certificate of Incorporation. The directors and officers of the Corporation immediately after the Effective Time shall be those individuals who are set forth on Exhibit D attached hereto. The LLC and, after the Effective Time, the Corporation and its board of directors shall take such actions as to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation

3. Manner and Basis of Converting LLC Units in the LLC.

(a) At the Effective Time, each Preferred Share and each Common Share of the LLC outstanding immediately prior to the Effective Time shall be converted automatically, without any action on the part of the holder thereof, into validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock. Each Preferred Share and each Common Share outstanding immediately prior to the Effective Time shall, by reason of the Conversion, be converted into 1/452.523282th of one share of the Corporation’s Common Stock (the “Conversion Exchange Ratio”).

(b) All outstanding options, warrants, convertible notes and other convertible or exchangeable securities of the LLC (the “LLC Derivative Securities”) (i) shall be assumed by the Corporation, (ii) shall be adjusted and/or converted in accordance with the terms of such LLC Derivative Securities, and (iii) shall remain outstanding after the Effective Time as derivative securities of the Corporation (to the extent and as provided in the terms of such LLC Derivative Securities).

(c) No fractional shares of Common Stock will be issued in connection with the Conversion. In lieu of issuing fractional shares, the Corporation will eliminate any fractional shares by rounding up or down (as appropriate) to the nearest whole share, with 0.5 and higher being rounded up.

(d) The shares of Common Stock issued in connection with the Conversion have not been registered under the Securities Act or the securities laws of any state and may not be transferred, pledged or hypothecated except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom; any certificates evidencing the Common Stock, if any, or any other securities issued in respect of the Common Stock upon any split, dividend, recapitalization, merger, consolidation or similar event, shall bear any legend required by the Corporation, required under applicable U.S. federal and state securities laws or called for by any agreement between the Corporation and any stockholder.

4. U.S. Federal Income Tax Consequences. The Conversion has been structured to be treated, for U.S. federal income tax purposes, as if the LLC transferred its assets to the Corporation for shares of the Corporation’s Common Stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, followed by a distribution of the shares of the Corporation’s Common Stock to the Members in liquidation of the LLC, as described in Rev. Rul. 2004-59.

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5. Amendment or Termination. This Plan of Conversion may be amended or terminated by the LLC and the Conversion may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of this Plan of Conversion by the Board and the Required Holders. If the closing of the IPO does not occur within fifteen (15) days after the effectiveness of the Registration Statement (the “Closing Period”), then, the board of directors of the Corporation may take, after consultation with the Company’s tax advisors and with the consent of a majority of the holders of Common Stock, as promptly as practicable after the expiration of the Closing Period, all necessary action to rescind the Conversion to the fullest extent permitted by applicable law causing the Corporation to convert back to a limited liability company and reinstate the LLC Agreement and all of the relative equity interests and other rights, preferences and privileges of all parties thereunder as existed immediately prior to the Effective Time.

6. Further Assurances. If, at any time after the Effective Time, the Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan of Conversion, (a) to vest, perfect or confirm, of record or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC, or (b) to otherwise carry out the purposes of this Plan, the Corporation and its proper officers and directors (or their designees), are hereby authorized to solicit in the name of the LLC any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the LLC all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC and otherwise to carry out the purposes of this Plan of Conversion.

7. Counterparts. This Plan of Conversion may be executed in two or more counterparts, and each such counterpart and copy shall be and constitute an original instrument.

8. Governing Law. This Plan of Conversion shall be governed by and construed under the laws of the State of Delaware (and, to the extent applicable, the State of Colorado).

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IN WITNESS WHEREOF, the undersigned, having received the required approval from the Board, hereby adopts this Plan of Conversion as of the date set forth above.

CLIP INTERACTIVE, LLC

By:
Name: Michael Lawless
Title: Chief Executive Officer

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Exhibit A

Certificate and Statement of Conversion

(See attached)

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STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY TO A CORPORATION

Pursuant to Title 8, Section 265 of the Delaware General Corporation Law, the undersigned, on behalf of Clip Interactive, LLC, a Colorado limited liability company, does hereby submit this Certificate of Conversion for the purpose of converting to a Delaware corporation.

1.	The date on which the Limited Liability Company was first formed is January 14, 2012.

2.	The jurisdiction in which the Limited Liability Company was first formed is the State of Colorado.

3.	The jurisdiction of the Limited Liability Company immediately prior to the filing of this Certificate of Conversion is the State of Colorado.

4.	The name of the Limited Liability Company immediately prior to the filing of this Certificate of Conversion is “Clip Interactive, LLC”.

5.	The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with Section 265(b)(2) of the Delaware General Corporation Law is “Auddia Inc.”.

6.	The Conversion shall become effective [upon the filing of this Certificate] [at time and date].

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting limited liability company has executed this Certificate on this ________ day of October, 2020.

Clip Interactive, LLC

By:
Name: Michael Lawless
Title: President and Chief Executive Officer

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STATE OF COLORADO

STATEMENT OF CONVERSION

FROM A LIMITED LIABILITY COMPANY TO A CORPORATION

Pursuant to Section 7-90-201 of the Colorado Corporations and Associations Act, the undersigned, on behalf of Clip Interactive, LLC, a Colorado limited liability company, does hereby submit this Statement of Conversion for the purpose of converting to a Delaware corporation.

1.	The date on which the Limited Liability Company was first formed is January 14, 2012.

2.	The jurisdiction in which the Limited Liability Company was first formed is the State of Colorado.

3.	The jurisdiction of the Limited Liability Company immediately prior to the filing of this Statement of Conversion is the State of Colorado.

4.	The name of the Limited Liability Company immediately prior to the filing of this Statement of Conversion is “Clip Interactive, LLC”.

5.	The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with Section 265(b)(2) of the Delaware General Corporation Law is “Auddia Inc.”.

6.	The principal office for the Limited Liability Company in Colorado is _____________.

7.	The principal office for the Corporation in Delaware is _____________.

8.	The Conversion shall become effective [upon the filing of this Statement] [at time and date].

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting limited liability company has executed this Statement on this ________ day of October, 2020.

Clip Interactive, LLC

By:
Name: Michael Lawless
Title: President and Chief Executive Officer

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Exhibit B

CERTIFICATE OF INCORPORATION

OF

AUDDIA INC.

[See Exhibit 3.3 to the Registration Statement]

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Exhibit C

BYLAWS

OF

AUDDIA INC.

[See Exhibit 3.4 to the Registration Statement]

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Exhibit D

AUDDIA INC.

DIRECTORS AND OFFICERS

Board of Directors

Jeffrey Thramann, M.D. (Chairman)

Michael Lawless

Stephen Deitsch

Timothy J. Hanlon

Officers

Jeffrey Thramann, M.D. – Executive Chairman

Michael Lawless—President and Chief Executive Officer

Stephen Deitsch – Vice President and Chief Technology Officer

Richard Liebman – Vice President, Secretary, Treasurer and Chief Financial Officer

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